Exhibit 99.1

Cadence Financial Corporation Declares Cash Dividend

Change in Dividend to Strengthen Capital Base

STARKVILLE, Miss.--(BUSINESS WIRE)--Cadence Financial Corporation (NASDAQ: CADE) today announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share. The cash dividend is payable October 1, 2008, to shareholders of record as of September 17, 2008. The dividend was reduced from $0.25 per share paid in the most recent quarter in order to maintain and strengthen Cadence’s capital base and build capital to support growth opportunities when the economy improves.

“Our Board of Directors is committed to maintaining Cadence’s strong capital base and the reduction in our cash dividend will allow us to strengthen our capital position based on our earnings forecasts,” stated Lewis F. Mallory, Jr., chairman and chief executive officer of Cadence Financial Corporation. “With continued softness in several of our markets, we believe it is especially important to maintain our well-capitalized position. The reduced dividend will save approximately $2.4 million per quarter. This will allow us to add to our capital base and thus enhance our ability to execute our strategic growth initiatives as the economy improves.

“Cadence has a long history of using our cash dividend to build long-term shareholder value. The current dividend has been carefully considered by our board. We believe it is a sound business decision for our company at this time. It will ensure a strong capital position to protect against any further downturns, provide us additional capital to support growth when the economy improves, and ultimately provide a higher return to our shareholders,” concluded Mr. Mallory.

About Cadence Financial Corporation

Cadence Financial Corporation is a $2.0 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

CONTACT:
Cadence Financial Corporation
Richard T. Haston, 662-324-4258